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                                AMERUS GROUP CO.
                EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS


                               Nine Months Ended September 30,                      Years Ended December 31,
                                     2002          2001          2001          2000           1999           1998          1997
                                  ---------      ---------     ---------     ---------     ---------      ---------      ---------
                                                               ($ in thousands)

Earnings
  Pre-tax income from
     continuing operations        $  81,645      $  90,325     $ 118,845     $ 115,316     $  97,693      $  92,465      $  75,042
  Less: Income (loss) from
        equity investees             (7,202)         2,161         5,072         3,481          (603)        (3,791)        13,814
  Add:  Distributed income
        from equity investees         1,869          4,945         7,730         4,449         1,804            747          4,728
                                  ---------      ---------     ---------     ---------     ---------      ---------      ---------
                                     90,716         93,109       121,503       116,284       100,100         97,003         65,956
                                  ---------      ---------     ---------     ---------     ---------      ---------      ---------


  Fixed charges                      20,073         22,560        30,092        32,355        30,676         35,247         19,306
  Less: Preference security
        dividend requirements
        not included in net
        income                           --             --            --            --            --          4,697            592
                                  ---------      ---------     ---------     ---------     ---------      ---------      ---------
  Net fixed charges                  20,073         22,560        30,092        32,355        30,676         30,550         18,714
                                  ---------      ---------     ---------     ---------     ---------      ---------      ---------

Total Earnings                    $ 110,789      $ 115,669     $ 151,595     $ 148,639     $ 130,776      $ 127,553      $  84,670
                                  =========      =========     =========     =========     =========      =========      =========

Fixed Charges (1)
  Interest expense on debt           15,116         10,648        14,415        14,610        12,229         16,552          9,915
  Amortization of debt
    issuance costs                      797            312         3,155         1,833         1,538          1,724          1,715
  Estimate of interest within
    rental expense                      498          1,532           926           799           155            257             65
  Preference security
    dividend requirements             3,662         10,068        11,596        15,113        16,754         16,714          7,611
                                  ---------      ---------     ---------     ---------     ---------      ---------      ---------

Total Combined Fixed Charges
  and Preference Security
  Dividends                       $  20,073      $  22,560     $  30,092     $  32,355     $  30,676      $  35,247      $  19,306
                                  =========      =========     =========     =========     =========      =========      =========


Ratio of Earnings to Combined
  Fixed Charges and Preference
  Security Dividends                   5.52x          5.13x         5.04x         4.59x         4.26x          3.62x          4.39x
                                  =========      =========     =========     =========     =========      =========      =========


(1) Fixed charges do not include interest credited to deferred annuity account balances which are not considered borrowing costs for a life insurance company.